PROMISSORY NOTE

$200,000	Las Vegas, Nevada	October 20, 2016

For valuable consideration, Precision Opinion, Inc., a Nevada corporation (“Promisor”), does hereby promise to pay to the order of Rebel Family Trust (“Promisee”), the principal sum of Two Hundred Thousand Dollars ($200,000), together with interest thereon from the date of this Promissory Note (this “Note”) at the rate of Ten Percent (10%) per annum (the “Interest Rate”). Promisor shall make quarterly interest payments to Promisee starting January 20, 2017 and quarterly thereafter until the Maturity Date of the Note. The entire principal balance of this Note, together with any interest thereon at the Interest Rate which is still due and owing, shall be due and payable by Promisor on October 19, 2017 (the “Maturity Date”). Promisee hereby acknowledges and agrees that Promisor need not make any payment of principal hereunder prior to the Maturity Date but that Promisor may nevertheless prepay this Note in full or in part at any time prior to the Maturity Date without prior written notice to Promisee. Any payment hereunder by Promisor shall be (i) in lawful U.S. funds, (ii) applied first to interest on the unpaid principal and then to principal, and (iii) paid by cash or check delivered to Promisee at Promissee’s Address or by wire transfer delivered to Promisee at a valid U.S. bank account designated by Promisee in a writing delivered to Promisor at Promisor’s Address.

Promisor’s mailing address hereunder is 101 Convention Center Drive, Plaza 125, Las Vegas, NV 89109, or such other address as Promisor may from time to time designate in a writing delivered to Promisee at Promisee’s Address (“Promisor’s Address”). Promisee’s mailing address hereunder is 437 Flynn Valley Dr, Las Vegas, NV 89135, or such other address as Promisee may from time to time designate in a writing delivered to Promisor at Promisor’s Address (“Promisee’s Address”).

Should Promisor default in the payment of any principal or interest hereunder, interest shall be payable on the whole of the principal sum outstanding at the Interest Rate plus Five Percent (5%) per annum for the duration of such default. Promisor promises to pay all actual, reasonable costs incurred in Promisee’s collection and/or enforcement of this Note or any part hereof, including, but not limited to, reasonable attorneys’ fees, and, in the event of court action, all costs as the court may determine reasonable. Promisor does hereby waive presentment for payment, protest and demand, notice of protest, demand and dishonor, and nonpayment of this Note.

If any term, provision, covenant, or condition of this Note, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, all terms, provisions, covenants, and conditions of this Note, and all applications thereof, not held invalid, void, or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

The laws of the State of Nevada shall govern the validity, construction, performance, and effect of this Note. Any action to enforce Promisor’s obligations hereunder must be brought by Promisee in a state or federal court of competent jurisdiction in Clark County, Nevada, and Promisor hereby consents to the exclusive jurisdiction of such courts over it.

Promisor

Precision Opinion, Inc., a Nevada corporation

By:
Name:	James T. Medick
Title:	President and Treasurer